EXHIBIT 3.2

NORTHERN OIL AND GAS, INC.

BYLAWS

As Adopted and Effective
on May 9, 2018

i

STOCK		8
39.	Certificates	8
40.	Declaration of Dividends and other Distributions	8
41.	Transfer	8
42.	Record Date	8
43.	Lost, Stolen or Destroyed Certificates	8
GENERAL		9
44.	Execution of Instruments	9
45.	Advances	9
46.	Corporate Seal	9
47.	Fiscal Year	9
48.	Amendments	9
49.	Reliance upon Books, Reports and Records	9
50.	Notices	9
51.	Certain Defined Terms	10

ii

STOCKHOLDERS MEETINGS

1.Time and Place of Meetings. Each meeting of the stockholders shall be held at the principal executive office of Northern Oil and Gas, Inc. (the “Corporation”) or at such other place, within or without the state of Delaware, as may be designated by the Board of Directors (the “Board of Directors”) of the Corporation or the Chief Executive Officer. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place at a physical place, but instead solely by means of remote communication. Participation by remote communications constitutes presence at the meeting.

2.Annual Meetings. Regular meetings of the stockholders may be held on an annual or other less frequent basis as determined by the Board of Directors. At each regular meeting, the stockholders shall elect qualified successors for directors who serve for an indefinite term or whose terms have expired or are due to expire within six months after the date of the meeting and may transact any other business; provided, however, that no business with respect to which special notice is required by law shall be transacted unless such notice shall have been given.

3.Special Meetings. Subject to any special rights of the holders of any series of Preferred Stock, par value $0.001 per share (“Preferred Stock”), and to the requirements of applicable law, special meetings of the stockholders of the Corporation shall be called exclusively at the direction of the Board of Directors pursuant to a written resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies and shall not be called by the stockholders. Any business transaction at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

4.Recesses and Adjournments. A meeting of stockholders may be recessed or adjourned from time to time by the presiding officer of the meeting. Upon any recessed or adjourned meeting being reconvened, any business may be transacted which properly could have been transacted in the absence of such recess or adjournment.

5.Notice of Meetings. Unless otherwise required by law, written notice of each meeting of the stockholders, stating the date, time and place and, in the case of a special meeting, the purpose or purposes, shall be given at least 10 days and not more than 60 days before the meeting to every holder of shares entitled to vote at such meeting except as otherwise permitted by law. Notice may be given in a form permitted by Bylaw 50 or by the General Corporation Law of the State of Delaware, as amended (the “DGCL”). Notice to a stockholder is also effectively given if the notice is addressed to the stockholder or a group of stockholders in a manner permitted by the rules and regulations under the Securities Exchange Act of 1934, so long as the Corporation has first received the written or implied consent required by those rules and regulations. If any meeting of the stockholders is adjourned, no notice as to such adjourned meeting need be given if the date, time and place at which the meeting will be reconvened are announced at the time of adjournment and the adjourned meeting is held not more than 120 days after the date fixed for the original meeting.

6.Inspectors. The Board of Directors will, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer of the meeting will appoint one or more inspectors to act at the meeting.

7.	Voting; Rights.

(a)Except as may otherwise be provided in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), a stockholder shall have one vote for each share held which is entitled to vote. Except as otherwise required by law, a holder of shares entitled to vote may vote any portion of the shares in any way the stockholder chooses. If a stockholder votes without designating the proportion or number of shares voted in a particular way, the stockholder is deemed to have voted all of the shares in that way.

(b)The Board of Directors (or an officer of the Corporation, if authorized by the Board of Directors) may fix a date not more than 60 days nor less than ten days before the date of a meeting of stockholders as the date for the determination of the holders of shares entitled to notice of and entitled to vote at the meeting. When a date is so fixed, only stockholders on that date are entitled to notice of and permitted to vote at that meeting of stockholders.

8.Proxies. A stockholder may cast or authorize the casting of a vote by (a) filing a written appointment of a proxy, signed by the stockholder, with an officer of the Corporation at or before the meeting at which the appointment is to be effective, or (b) by telephonic transmission or authenticated electronic communication, whether or not accompanied by written instructions of the stockholder, of an appointment of a proxy with the Corporation or the Corporation’s duly authorized agent at or before the meeting at which the appointment is to be effective. The telephonic transmission or authenticated electronic communication must set forth or be submitted with information from which it can be determined that the appointment was authorized by the stockholder. Any copy, facsimile telecommunication, or other reproduction of the original of either the writing or transmission may be used in lieu of the original, provided that it is a complete and legible reproduction of the entire original.

9.Quorum. The holders of a majority of the voting power of the shares entitled to vote at a stockholders meeting are a quorum for the transaction of business. If a quorum is present when a duly called or held meeting is convened, the stockholders present may continue to transact business until adjournment, even though the withdrawal of a number of the stockholders originally present leaves less than the proportion or number otherwise required for a quorum.

10.	Acts of Stockholders.

(a)When a quorum is present at any meeting of stockholders, the affirmative vote of a majority of the votes properly cast on the matter (excluding any abstentions or broker non- votes) will be the act of the stockholders with respect to all matters other than the election of directors, or as otherwise provided in these Bylaws of the Corporation (these “Bylaws”), the Certificate of Incorporation or by law.

(b)A stockholder voting by proxy authorized to vote on less than all items of business considered at the meeting shall be considered to be present and entitled to vote only with respect to those items of business for which the proxy has authority to vote. A proxy who is given authority by a stockholder who abstains with respect to an item of business shall be considered to have authority to vote on that item of business.

11.	Advance-Notice Requirements.

(a)Only persons who are nominated in accordance with the procedures set forth in this Bylaw 11(a) shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders and only (x) by or at the direction of the Board of Directors, or (y) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures hereinafter set forth in this Bylaw 11(a).

(i)Timing of Notice. Nominations by stockholders shall be made pursuant to timely notice in writing to the Secretary. To be timely, a stockholder’s notice of nominations to be made at an annual meeting of stockholders must be delivered to the Secretary, or mailed and received at the principal executive office of the Corporation, not less than 90 days before the first anniversary of the date of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting of stockholders is more than 30 days before or 60 days after such anniversary date, notice by a stockholder shall be timely only if so delivered or so mailed and received not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting of stockholders shall not commence a new time period for the giving of a stockholder’s notice as described above.

(ii)Content of Notice. A stockholder’s notice to the Corporation of nominations for an annual meeting of stockholders shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re‑election as a director: (1) such person’s name, (2) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended and (3) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (B) as to the stockholder giving the notice: (1) the name and address, as they appear on the Corporation’s books, of such stockholder and of any beneficial owners on whose behalf the nomination is made,(2) i) the class or series (if any) and number of shares of the Corporation that are beneficially owned by such stockholder or any such beneficial owner, ii) any option, warrant, convertible security, stock appreciation right, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) owned beneficially by such stockholder or any such beneficial owner and any other opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, iii) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any such beneficial owner has a right to vote any shares of the Corporation, iv) any short interest in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a “short interest” in a security if such person has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), v) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or any such beneficial owner that are separated or separable from the underlying shares of the Corporation, vi) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any such beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and vii) any performance-related fees (other than an asset-based fee) that such stockholder or any such beneficial owner is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such stockholder not later than ten days after the record date for the meeting to disclose such ownership as of the record date) and (3) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote for the election of directors, will continue to be a holder of record of shares entitled to vote for the election of directors through the date of the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary the information required to be set forth in a stockholder’s notice of nomination that pertains to a nominee.

(iii)Consequences of Failure to Give Timely Notice. Notwithstanding anything in these Bylaws to the contrary, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Bylaw 11(a). The Chairman or presiding officer shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed in this Bylaw 11(a) and, if the Chairman or presiding officer should so determine, the Chairman or presiding officer shall so declare to the meeting and the defective nomination shall be disregarded.

(iv)Inapplicable in Certain Circumstances. Notwithstanding anything in this Bylaw 11(a) to the contrary, if the Securities and Exchange Commission adopts final rules requiring in certain events the inclusion in the Corporation’s proxy materials of persons nominated by stockholders for election to the Board of Directors, then the requirements, procedures and notice deadlines of such final rules and not this Bylaw 11(a) shall govern any nomination made pursuant to such final rules as if the Corporation had no advance-notice requirements for such nominations.

(b)The business conducted at any special meeting of stockholders of the Corporation shall be limited to the purposes stated in the notice of the special meeting pursuant to Bylaw 5. At any annual meeting of stockholders of the Corporation, the proposal of business (other than the nomination and election of directors, which shall be subject to Bylaw 11(a)) to be conducted by the stockholders may be made only (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any stockholder of the Corporation entitled to vote at the meeting who complies with the notice procedures hereinafter set forth in this Bylaw 11(b).

(i)Timing of Notice. For such business to be properly brought before any annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder’s notice of any such business to be conducted at an annual meeting must be delivered to the Secretary, or mailed and received at the principal executive office of the Corporation, not less than 90 days before the first anniversary of the date of the preceding year’s annual meeting of stockholders. If, however, the date of the annual meeting of stockholders is more than 30 days before or 60 days after such anniversary date, notice by a stockholder shall be timely only if so delivered or so mailed and received not less than 90 days before such annual meeting or, if later, within 10 days after the first public announcement of the date of such annual meeting. Except to the extent otherwise required by law, the adjournment of an annual meeting of stockholders shall not commence a new time period for the giving of a stockholder’s notice as required above.

(ii)Content of Notice. A stockholder’s notice to the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (B) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and of any beneficial owner on whose behalf the proposal is made, (C) the information called for by Bylaw 11(a)(ii)(B), (D) any material interest of the stockholder or any such beneficial owner in such business and (E) a representation that the stockholder is a holder of record of shares entitled to vote at the meeting, will continue to be a holder of record of shares entitled to vote at the meeting through the date of the meeting and intends to appear in person or by proxy at the meeting to make the proposal.

(iii)Consequences of Failure to Give Timely Notice. Notwithstanding anything in these Bylaws to the contrary, no business (other than the nomination and election of directors) shall be conducted at any annual meeting except in accordance with the procedures set forth in this Bylaw 11(b). The Chairman or presiding officer shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the procedures described in this Bylaw 11(b) and, if the Chairman or presiding officer should so determine, the Chairman or presiding officer shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Nothing in this Bylaw 11(b) shall be deemed to preclude discussion by any stockholder of any business properly brought before the meeting in accordance with these Bylaws.

(iv)Inapplicable in Certain Circumstances. Notwithstanding anything in this Bylaw 11(b) to the contrary, this Bylaw 11(b) does not apply to any stockholder proposal made pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. The requirements, procedures and notice deadlines of Rule 14a-8 shall govern any proposal made pursuant thereto.

(c)For purposes of this Bylaw 11, “public announcement” means disclosure (i) when made in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, (ii) when filed in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or (iii) when mailed as the notice of the meeting pursuant to Bylaw 5.

(d)Notwithstanding the foregoing provisions of this Bylaw 11, a stockholder shall also comply with all applicable requirements of Delaware law and the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder with respect to the matters set forth in this Bylaw 11.

12.Order of Business. The Chairman, or an officer of the Corporation designated from time to time by a majority of the Board of Directors, will call meetings of stockholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board of Directors prior to the meeting, the presiding officer of any meeting of stockholders will also determine the order of business and have the authority in his or her sole discretion to determine the rules of procedure and regulate the conduct of the meeting, including without limitation by: (a) imposing restrictions on the persons (other than stockholders of the Corporation or their duly appointed proxy holders) that may attend the meeting; (b) ascertaining whether any stockholder or his or her proxy holder may be excluded from the meeting based upon any determination by the presiding officer, in his or her sole discretion, that any such person has disrupted or is likely to disrupt the proceedings thereat; (c) determining the circumstances in which any person may make a statement or ask questions at the meeting; (d) ruling on all procedural questions that may arise during or in connection with the meeting; (e) determining whether any nomination or business proposed to be brought before the meeting has been properly brought before the meeting; and (f) determining the time or times at which the polls for voting at the meeting will be opened and closed.

DIRECTORS

13.Board of Directors, Number and Term. Unless otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to any rights of the holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the Board of Directors. No decrease in the number of directors shall shorten the term of any incumbent director.

14.Term of Office. Subject to the rights of the holders of any series of Preferred Stock, the directors of the Corporation shall hold office until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement. Elections of directors need not be by written ballot.

15.Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock, any newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until his or her successor is duly elected and qualified, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until his or her successor is duly elected and qualified, or, in each case, his or her earlier death, resignation, removal or retirement.

16.Removal Of Directors. Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office at any time, at a meeting called for that purpose, by the affirmative vote of the holders of at least 75% of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

17.Place of Meetings. Each meeting of the Board of Directors shall be held at the principal executive office of the Corporation or at such other place as may be designated from time to time by a majority of the members of the Board of Directors or by the Chief Executive Officer. The Board of Directors may determine that a meeting of the Board of Directors not be held at a physical place, but instead solely by means of remote communication through which the directors may participate with each other during the meeting.

18.Regular Meetings. Regular meetings of the Board of Directors may be held immediately after the annual meeting of the stockholders and at such other time and place either within or without the State of Delaware as may from time to time be determined by the Board of Directors. Notice of regular meetings of the Board of Directors need not be given.

19.Special Meetings. Special meetings of the Board of Directors may be called by any member of the Board of Directors on not less than two days’ notice to each director by whom such notice is not waived of the date, time and place of the meeting, provided that when notice is mailed at least four days’ notice shall be given. The notice need not state the purpose of the meeting.

20.Quorum. The presence of a majority of the directors currently holding office shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn a meeting from time to time without further notice until a quorum is present. If a quorum is present when a duly called or held meeting is convened, the directors present may continue to transact business until adjournment, even though the withdrawal of a number of directors originally present leaves less than the proportion or number otherwise required for a quorum.

21.Previously Scheduled Meetings. If the day or date, time and place of a Board of Directors meeting have been provided herein or announced at a previous meeting of the Board of the Directors, no notice is required. Notice of an adjourned meeting need not be given other than by announcement at the meeting at which adjournment is taken of the date, time and place at which the meeting will be reconvened.

22.Acts of the Board of Directors. Except as otherwise required by law or specified in the Certificate of Incorporation, the Board of Directors shall take action by the affirmative vote of a majority of the directors present at a duly held meeting.

23.Participation by Remote Communications. A director may participate in a Board of Directors meeting by conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting will constitute presence in person at the meeting.

24.Absent Directors. A director may give advance written consent or opposition to a proposal to be acted on at a Board of Directors meeting. If the director is not present at the meeting, consent or opposition to a proposal does not constitute presence for purposes of determining the existence of a quorum, but consent or opposition shall be counted as a vote in favor of or against the proposal and shall be entered in the minutes or other record of action at the meeting, if the proposal acted on at the meeting is substantially the same or has substantially the same effect as the proposal to which the director has consented or objected.

25.Action without a Meeting. An action required or permitted to be taken at a Board of Directors meeting may be taken without a meeting by written action signed, or consented to by authenticated electronic communications, by all of the directors currently holding office. The written action is effective when signed, or consented to by authenticated electronic communication, by all of the directors currently holding office, unless a different effective time is provided in the written action.

26.	Committees.

(a)A resolution approved by the affirmative vote of a majority of the Board of Directors may establish committees having the authority of the Board of Directors in the management of the business of the Corporation only to the extent provided in the resolution. Committees shall be subject at all times to the direction and control of the Board of Directors, except for special litigation committees established under Bylaw 26(e).

(b)A committee shall consist of one or more directors appointed by affirmative vote of a majority of the directors present at a duly held Board of Directors meeting.

(c)Bylaw 17 and Bylaws 19 to 25 shall apply to committees and members of committees to the same extent as those sections apply to the Board of Directors and directors.

(d)Minutes, if any, of committee meetings shall be made available upon request to members of the committee and to any director. Unless otherwise provided in the Certificate of Incorporation or the resolution of the Board of Directors establishing the committee, a committee may create one or more subcommittees, each consisting of one or more members of the committee and may delegate to a subcommittee any or all of the authority of the committee. In these Bylaws, unless the language or context clearly indicates that a different meaning is intended, any reference to a committee is deemed to include a subcommittee and any reference to a committee member is deemed to include a subcommittee member.

(e)The Board of Directors may establish a Special Litigation Committee composed of one or more independent directors to consider legal rights or remedies of the Corporation and whether those rights and remedies should be pursued.

27.Compensation. The Board of Directors may establish the compensation of directors, including without limitation compensation for membership on the Board of Directors and on committees of the Board of Directors, attendance at meetings of the Board of Directors or committees of the Board of Directors, and for other services provided to the Corporation or at the request of the Board of Directors.

28.Chairman of the Board of Directors. The Board of Directors, in its discretion, may choose a Chairman of the Board of Directors (who shall be a director but need not be elected as an officer). The Chairman shall preside at meetings of the Board of Directors and of the stockholders of the Corporation; provided, however, that, unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, the Chairman may, without the approval of the Board of Directors, delegate such authority to preside at meetings of the Board of Directors and the stockholders of the Corporation to any other person. The Chairman shall perform such other duties and may exercise such other powers as may from time to time be assigned by these Bylaws or by the Board of Directors.

OFFICERS

29.Number and Designation. The Corporation shall have one or more natural persons exercising the functions of the offices of Chief Executive Officer and Chief Financial Officer. The Board of Directors may elect or appoint such other officers as it deems necessary for the operation and management of the Corporation, with such powers, rights, duties and responsibilities as may be determined by the Board of Directors, including, without limitation, a President, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall have the powers, rights, duties and responsibilities set forth in these Bylaws unless otherwise determined by the Board of Directors. The Chief Executive Officer may also appoint such other officers, other than the Chief Financial Officer, as he or she deems necessary for the operation and management of the Corporation. Any of the offices or functions of those offices may be held by the same person. Any of the offices may be left vacant from time to time as the Board of Directors may determine. In the case of the absence or disability of any officer of the Corporation or for any other reason deemed sufficient by a majority of the Board of Directors, the Board of Directors may delegate the absent or disabled officer’s powers or duties to any other officer or to any director.

30.Chief Executive Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Executive Officer (a) shall have general active management of the business of the Corporation; (b) shall see that all orders and resolutions of the Board of Directors are carried into effect; (c) may maintain records of and certify proceedings of the Board of Directors and stockholders; and (d) shall perform such other duties as may from time to time be assigned by the Board of Directors.

(a)Chief Financial Officer. Unless provided otherwise by a resolution adopted by the Board of Directors, the Chief Financial Officer (a) shall keep accurate financial records for the Corporation; (b) shall deposit all monies, drafts and checks in the name of and to the credit of the Corporation in such banks and depositories as the Board of Directors shall designate from time to time; (c) shall endorse for deposit all notes, checks and drafts received by the Corporation as ordered by the Board, making proper vouchers therefor; (d) shall disburse corporate funds and issue checks and drafts in the name of the Corporation, as ordered by the Board; (e) shall render to the Chief Executive Officer and the Board of Directors, whenever requested, an account of all of such officer’s transactions as Chief Financial Officer and of the financial condition of the Corporation; and (f) shall perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer from time to time.

31.President. Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. If an officer other than the President is designated Chief Executive Officer, the President shall perform such duties as may from time to time be assigned by the Board of Directors or the Chief Executive Officer.

32.Vice Presidents. Each Vice President shall perform such duties as may from time to time be assigned by the Board of Directors or the Chief Executive Officer. Any one or more Vice Presidents may be designated by the Board of Directors or the Chief Executive Officer as Executive Vice Presidents or Senior Vice Presidents.

33.Secretary. The Secretary, unless otherwise determined by the Board of Directors, shall attend all meetings of the stockholders and all meetings of the Board of Directors, shall record or cause to be recorded all proceedings thereof in a book to be kept for that purpose and may certify such proceedings. Except as otherwise required or permitted by law or by these Bylaws, the Secretary shall give or cause to be given notice of all meetings of the stockholders and all meetings of the Board of Directors.

34.Treasurer. Unless otherwise determined by the Board of Directors, the Treasurer shall be the Chief Financial Officer of the Corporation. If an officer other than the Treasurer is designated Chief Financial Officer, the Treasurer shall perform such duties as may from time to time be assigned by the Board of Directors, the Chief Executive Officer, or the Chief Financial Officer.

35.Authority and Duties. In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors. Unless prohibited by a resolution approved by the affirmative vote of a majority of the directors present, an officer elected or appointed by the Board of Directors may, without the approval of the Board of Directors, delegate some or all of the duties and powers of an office to other persons.

36.	Term.

(a)All officers of the Corporation shall hold office until their respective successors are chosen and have qualified or until their earlier death, resignation, or removal.

(b)An officer may resign at any time by giving written notice to the Corporation. The resignation is effective without acceptance when the notice is given to the Corporation, unless a later effective date is specified in the notice.

(c)An officer may be removed at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present at a duly held Board of Directors meeting. An officer, other than the Chief Financial Officer, may also be removed at any time, with or without cause, by the Chief Executive Officer.

(d)A vacancy in an office, other than Chief Executive Officer or Chief Financial Officer, because of death, resignation, removal, disqualification, or other cause may be filled for the unexpired portion of the term by the Board of Directors or by the Chief Executive Officer, except that any such vacancy in the office of Chief Executive Officer or Chief Financial Officer shall be so filled solely by the Board of Directors.

37.Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or by the Chief Executive Officer if authorized by the Board of Directors.

38.Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any company in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

STOCK

39.	Certificates.

(a)The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Each certificate of stock of the Corporation shall bear the corporate seal, if any and shall be signed by the Chief Executive Officer, or the President or any Vice President and the Chief Financial Officer, or the Secretary or any Assistant Secretary, but when a certificate is signed by a transfer agent or a registrar, the signature of any such officer and the corporate seal upon such certificate may be facsimiles, engraved or printed. If a person signs or has a facsimile signature placed upon a certificate while an officer, transfer agent or registrar of the Corporation, the certificate may be issued by the Corporation, even if the person has ceased to serve in that capacity before the certificate is issued, with the same effect as if the person had that capacity at the date of its issue.

(b)A certificate representing shares issued by the Corporation shall, if the Corporation is authorized to issue stock of more than one class or series, set forth upon the face or back of the certificate, or shall state that the Corporation will furnish to any stockholder upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the stock of each class or series authorized to be issued, so far as they have been determined and the authority of the Board of Directors to determine the relative rights and preferences of subsequent classes or series.

40.Declaration of Dividends and other Distributions. The Board of Directors shall have the authority to declare dividends and other distributions upon the shares of the Corporation to the extent permitted by law.

41.Transfer. Shares of the Corporation may be transferred only on the books of the Corporation by the holder thereof, in person or by such person’s attorney. In the case of certificated shares, shares shall be transferred only upon surrender and cancellation of certificates for a like number of shares. The Board of Directors, however, may appoint one or more transfer agents and registrars to maintain the share records of the Corporation and to effect transfers of shares.

42.Record Date. The Board of Directors may fix a time, not exceeding 60 days preceding the date fixed for the payment of any dividend or other distribution, as a record date for the determination of the stockholders entitled to receive payment of such dividend or other distribution and in such case only stockholders of record on the date so fixed shall be entitled to receive payment of such dividend or other distribution, notwithstanding any transfer of any shares on the books of the Corporation after any record date so fixed.

43.Lost, Stolen or Destroyed Certificates. The Chief Executive Officer or Secretary may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact, satisfactory to the Chief Executive Officer or Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed. As a condition precedent to the issuance of a new certificate or certificates, the Chief Executive Officer or Secretary may require the owners of such lost, stolen or destroyed certificate or certificates to give the Corporation a bond in such sum and with such surety or sureties as the Chief Executive Officer or Secretary may direct as indemnity against any claims that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of the new certificate or uncertificated shares.

GENERAL

44.	Execution of Instruments.

(a)All deeds, mortgages, bonds, checks, contracts and other instruments pertaining to the business and affairs of the Corporation shall be signed on behalf of the Corporation by the Chief Executive Officer, or the President, or any Vice President, or by such other person or persons as may be designated from time to time by the Board of Directors.

(b)If a document must be executed by persons holding different offices or functions and one person holds such offices or exercises such functions, that person may execute the document in more than one capacity if the document indicates each such capacity.

45.Advances. The Corporation may, without a vote of the directors, advance money to its directors, officers or employees to cover expenses that can reasonably be anticipated to be incurred by them in the performance of their duties and for which they would be entitled to reimbursement in the absence of an advance.

46.Corporate Seal. The seal of the Corporation, if any, shall be a circular embossed seal having inscribed thereon the name of the Corporation and the following words:

“Corporate Seal Delaware.”

47.Fiscal Year. The fiscal year of the Corporation shall be determined by the Board of Directors.

48.Amendments. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to adopt, alter, amend or repeal these Bylaws without any action on the part of the stockholders. Any adoption, alteration, amendment or repeal of these Bylaws by the Board of Directors shall require the approval of a majority of the Board of Directors then in office, provided a quorum is otherwise present. Any Bylaws adopted or amended by the Board of Directors, and any powers conferred thereby, may be amended, altered or repealed by the stockholders.

49.Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board of Directors, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

50.	Notices.

(a)Except as otherwise provided by law, these Bylaws, or the Certificate of Incorporation, whenever by law or under the provisions of the Certificate of Incorporation or these Bylaws notice is required to be given to any director or stockholder, it will not be construed to require personal notice, but such notice may be given in writing, by mail or courier service or, to the extent permitted by the DGCL, by electronic transmission, addressed to such director or stockholder. Any notice sent to stockholders by mail or courier service shall be sent to the address of such stockholder as it appears on the records of the Corporation, with postage thereon prepaid, and such notice will be deemed to be given at the time when the same is deposited in the United States mail or with the courier service. Notices sent by electronic transmission shall be deemed effective as set forth in Section 232 of the DGCL. For purposes of this Bylaw 50, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(b)Notices to directors may be given by mail or courier service, telephone, electronic transmission or as otherwise may be permitted by these Bylaws.

(c)Whenever any notice is required to be given by law or under the provisions of Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person entitled to such notice, or a waiver by electronic transmission by the person entitled to such notice, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to such notice. Attendance of a person at a meeting will constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

51.Certain Defined Terms. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation.